                                                                    EXHIBIT 10.4

    FORM OF SHIPBUILDING CONTRACT FOR THE PRODUCTION OF ONE 47,000 DWT CLASS
            PRODUCT/CHEMICAL TANKER BY HYUNDAI MIPO DOCKYARD CO. LTD.

                              SHIPBUILDING CONTRACT

                                       FOR

                               THE CONSTRUCTION OF

                ONE (1) 47,000 DWT CLASS PRODUCT/CHEMICAL TANKER

                                  HULL NO. 0410

                                     BETWEEN

                           APOLLONAS SHIPPING COMPANY

                                   (AS BUYER)

                                       AND

                         HYUNDAI MIPO DOCKYARD CO., LTD.

                                  (AS BUILDER)

                                      INDEX

                                                                            PAGE
                                                                            ----
PREAMBLE                                                                      3
ARTICLE I    : DESCRIPTION AND CLASS                                          4
        II   : CONTRACT PRICE                                                 7
        III  : ADJUSTMENT OF THE CONTRACT PRICE                               8
        IV   : INSPECTION AND APPROVAL                                       12
        V    : MODIFICATIONS, CHANGES AND EXTRAS                             17
        VI   : TRIALS AND COMPLETION                                         20
        VII  : DELIVERY                                                      24
        VIII : DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)                 27
        IX   : WARRANTY OF QUALITY                                           30
        X    : PAYMENT                                                       34
        XI   : BUYER'S DEFAULT                                               39
        XII  : BUYER'S SUPPLIES                                              42
        XIII : ARBITRATION                                                   44
        XIV  : SUCCESSORS AND ASSIGNS                                        46
        XV   : TAXES AND DUTIES                                              47
        XVI  : PATENTS, TRADEMARKS AND COPYRIGHTS                            48
        XVII : INTERPRETATION AND GOVERNING LAW                              49
        XVIII: NOTICE                                                        50
        XIX  : EFFECTIVENESS OF THIS CONTRACT                                51
        XX   : EXCLUSIVENESS                                                 52

EXHIBIT "A" LETTER OF GUARANTEE

EXHIBIT "B" PERFORMANCE GUARANTEE

                                     0410-2

THIS CONTRACT, made on this 16th day of February, 2004 by and between Apollonas
Shipping Company, a corporation incorporated and existing under the laws of the
Marshall lslands (hereinafter called the "BUYER"), having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall
Islands, HM 96960, the party of the first part and HYUNDAI MIPO DOCKYARD CO.,
LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1381, Bangeo-Dong, Dong-Ku, Ulsan, Korea
(hereinafter called the "BUILDER"), the party of the second part,

                                   WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 47,000DWT class
Product/Chemical Tanker as described in Article I hereof (hereinafter called the
"VESSEL") at the BUILDER's shipyard in Ulsan, Korea (hereinafter called the
"SHIPYARD") and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth :

                                                               (End of Preamble)

                                     0410-3

ARTICLE I: DESCRIPTION AND CLASS

1.   DESCRIPTION

     The VESSEL shall have the BUILDER's Hull No. 0410 and shall be constructed, equipped and completed in accordance with the specifications No.
     PC-04001N-01-R1 dated 6th February, 2004 and the general arrangement plan
     No. lA000B101(Rl) dated 6th February, 2004 attached thereto (hereinafter called respectively the "SPECIFICATIONS" and the "PLAN") signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

     PLAN and SPECIFICATIONS are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATION, or anything stipulated in the SPECIFICATIONS and not shown on the PLAN, shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the
     SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

     DESIGN RESPONSIBILITIES

     The BUILDER shall be fully responsible for the design of the VESSEL, and shall complete its own verification incorporating any design changes and modifications as may be mutually agreed by the parties to meet the design criteria. The consent or agreement from the BUYER to the design changes and modifications proposed by the BUILDER shall not be unreasonably withheld.

2.   BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

     (a)  The basic dimensions and principal particulars of the VESSEL shall be:

Length, overall                  abt.     183M
Length, between perpendiculars   abt.   174.0M
Breadth, moulded                 abt.    32.2M
Depth, moulded                   abt.    18.0M
Designed draught, moulded        abt.    11.0M
Scantling draught, moulded       abt.    12.5M

          Main Engine : HYUNDAI - B&W 7S50MC-C
                        MCR: 15,820BHP x 127.0RPM
                        NCR: 10,600BHPx 111.1RPM

          Deadweight, guaranteed : 47,500 metric tons at the Scantling draught of 12.5 meters on even keel in sea water of
                                   specific gravity of 1.025.

          Speed, guaranteed : 14.5 knots at the design draught of 11.0 meters at the condition of clean bottom and in calm and deep
                              sea with main engine output of 10,600 BHP with 15%
                              sea margin.

                                     0410-4

          Fuel Consumption, guaranteed : 124.9 grams/bhp(metric)-hour + 5% using marine diesel oil having lower
                                         calorific value of 10,200 Kcal/Kg at
                                         93.5% MCR (optimizing point) of 14,792
                                         bhp (metric) measured at the shop trial
                                         with I.S.O reference conditions

     The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as indicated in the
     SPECIFICATIONS.

     (b)  The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the
          SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER which the BUYER shall not withhold unreasonably.

3.   PERMITS AND PLANS

     The BUILDER shall at its expense, unless otherwise specifically provided herein, procure and furnish all items and permissions necessary to perform its obligations hereunder including, but not limited to (i) plans and specifications (in addition to the Plans and Specifications described in this Article I), labor, machinery, parts, materials, supplies and equipment and (ii) all necessary licenses, surveys, permits or approvals.

4.   CLASSIFICATION, RULES AND REGULATIONS

     (a)  The VESSEL, including its machinery, equipment and outfittings shall be designed, constructed and classified in accordance with the normal
          BUILDER's quality standard. The VESSEL shall be built in strict and full compliance with the applicable current rules and regulations, which have been issued and effective in full force as of the date of signing this CONTRACT, of the DNV (hereinafter called the
          "CLASSIFICATION SOCIETY") and the other regulatory bodies free from all recommendations, reservations or qualifications as described in the SPECIFICATIONS and classed and registered with the symbol of
          +IA1, Tanker for Oil Product ESP, Tanker for Chemicals ESP, Ship Type
          3, EO, VCS-2, NAUTICUS (Newbuilding on the basis of fatigue life 25 years), ICE-1A.

     (b)  The BUILDER shall secure the approval of the CLASSIFICATION SOCIETY of the PLAN.

     (c)  The Builder shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the
          VESSEL during construction and all the machinery, equipment, etc., related to Class requirements. All fees and charges in connection with the complying with the rules and regulations of the classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the
          BUILDER.

                                     0410-5

     (d)  The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY including those statutory rules and regulations which the CLASSIFICATION SOCIETY is authorized to act on behalf of the relevant authorities shall be final and binding upon the BUILDER and the BUYER.

5.   NATIONALITY OF THE VESSEL

     The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of Panama, at the time of its delivery and acceptance hereunder.

6    STANDARD OF CONSTRUCTION

     The VESSEL shall be properly designed, engineered and constructed with good workmanship and in accordance with good shipbuilding practice for vessels of this type for the VESSEL's, intended trade. The principle materials, equipment, machinery and fittings in connection with the construction of the VESSEL shall be of the high commercial shipbuilding standard from good quality new materials unless otherwise specifically agreed upon by and between the parties hereto.

                                                                (End of Article)

                                     0410-6

ARTICLE II : CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be
United States Dollars Thirty Five Million Four Hundred and Thirty Three Thousand
only (US$ 35,433,000-) (hereinafter called the "CONTRACT PRICE") which shall be paid plus any increases or less any decreases due to adjustment or modification, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, test, survey and classification of the
VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost for application of the new provision related to the installation of access to cargo tanks and other spaces (SOLAS II-1/ 3-6 and
Resolution MSC.133(76)).

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

The CONTRACT PRICE is a fixed price with no escalation or de-escalation and subject to change only as expressly provided in this CONTRACT and to the extent that the BUILDER might, under any applicable law, regulation, order or decree
(including those of Korea) have any such privilege(s) or right(s) to escalate or change the CONTRACT PRICE (for any reason whatsoever) those privilege(s) or right(s) are hereby waived by the BUILDER.

                                                                (End of Article)

                                     0410-7

ARTICLE III: ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this
Article is by way of liquidated damages and not by way of penalty.

1.   DELAYED DELIVERY

     (a)  No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o'clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

     (b)  If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth
          (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Eight Thousand (US$ 8,000) for each full day of delay.

          However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and fifty (150) days after thirty (30)
          days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

     (c)  But, if the delay in delivery of the VESSEL continues for a period of more than one hundred and eighty (180) days beyond the DELIVERY DATE then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by telex, telegram, cable or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the
          BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned one hundred and eighty (180) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof.

     (d)  If the delivery of the VESSEL is made more than thirty (30) days earlier than the DELIVERY DATE, the CONTRACT PRICE of the VESSEL shall be increased by adding thereto U.S. Dollars Five Thousand (US$ 5,000)
          for each full day, however, such earlier delivery of the VESSEL cannot be made within the period 31-10-2006 / 31-12-2006.

                                     0410-8

     (e)  For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.   INSUFFICIENT SPEED

     (a)  The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in
          Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than three-tenths (3/10) of a knot below the guaranteed speed.

     (b)  However, as for the deficiency of more than three-tenths (3/10) of a knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced by U.S. Dollars Seventy Thousand
          (US$ 70,000) for each full one-tenth (1/10) of a knot in excess of the said three-tenths (3/10) of a knot of deficiency in speed [fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of one (1) full knot below the guaranteed speed at the rate of reduction as specified above.

     (c)  If the deficiency in actual speed of the VESSEL is more than one (1)
          full knot below the speed guaranteed under this CONTRACT, then the
          BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as provided in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT
          PRICE as above provided for one (1) full knot of deficiency only.

     (d)  If the actual speed of the VESSEL exceeds the speed guaranteed under this CONTRACT, then the CONTRACT PRICE shall be increased for each full one-tenth (1/10) of a knot by adding U.S. Dollars Twenty Thousand
          (US$ 20,000) [fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot].

3.   EXCESSIVE FUEL CONSUMPTION

     (a)  The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL's main engine, as determined by the engine manufacturer's

                                     0410-9

          shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL's main engine, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

     (b)  However, as for the excess of more than five percent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the
          VESSEL's main engine, the CONTRACT PRICE shall be reduced by
          U.S.Dollars Thirty Thousand (US$ 30,000) for each full one per cent
          (1%) increase in fuel consumption in excess of the said five per cent
          (5%) increase in fuel consumption [fraction of less than one per cent
          (1%) shall be regarded as a full one percent (1%)]. However, unless the parties agree otherwise, the total amount of reduction from the
          CONTRACT PRICE shall not exceed the amount due to cover the excess of ten percent (10%) over the guaranteed fuel consumption of the
          VESSEL's main engine at the rate of reduction as specified above.

     (c)  If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL's main engine by more than ten per cent
          (10%), the BUYER, at its option, may, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the ten per cent (10%) increase only.

4.   DEADWEIGHT BELOW CONTRACT REQUIREMENTS

     (a)  The guaranteed deadweight shall be deadweight as defined in Article I paragraph 2 hereof.

     (b)  In the event that deficiency of the actual deadweight certified by the
          CLASSIFICATION SOCIETY as determined in accordance with the
          SPECIFICATION is not more than five hundred (500) metric tons
          (disregarding fractions of one (1) metric ton of the guaranteed deadweight, there shall be no change in CONTRACT PRICE. However, should there be a deficiency of more than five hundred (500) metric tons (disregarding fractions of less than one (1) metric ton), the
          CONTRACT PRICE shall be reduced by the sum of United States Dollars
          Nine Hundred (US$ 900) for every one (1) metric ton deficiency
          (disregarding fractions of less than one (1) metric ton).

     (c)  In the event of such deficiency in the deadweight of the VESSEL being more than one thousand (1,000) metric tons, the BUYER may at its option, reject the VESSEL and cancel the Contract or accept the VESSEL at a reduction in the CONTRACT PRICE to be mutually agreed upon.

                                     0410-10

5.   EFFECT OF CANCELLATION

     It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

6.   METHOD OF SETTLEMENT

     Every and all adjustment of the CONTRACT PRICE stipulated in this Article shall be balanced by adjustment of the sixth installment.

                                                                (End of Article)

                                     0410-11

ARTICLE IV : INSPECTION AND APPROVAL

1.   APPOINTMENT OF BUYER'S REPRESENTATIVE

     The BUYER shall timely dispatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the
     "BUYER'S REPRESENTATIVE"), who shall be duly accredited in writing by the
     BUYER to supervise adequately the construction by the BUILDER of the
     VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the
     BUYER'S REPRESENTATIVE's authority, secure the approval from the BUYER'S
     REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER'S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER'S REPRESENTATIVE.

2.   AUTHORITY OF THE BUYER'S REPRESENTATIVE

     Such BUYER'S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the
     VESSEL, her equipment and all accessories, and work progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the
     SPECIFICATIONS and the PLAN.

     The BUYER'S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the
     BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

     The decision, approval or advice of the BUYER'S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER.

     Provided that the BUYER'S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER'S
     REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER'S
     REPRESENTATIVE shall notify the

                                     0410-12

     BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

     However, if the BUYER'S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the
     BUYER'S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER'S
     REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

     The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER'S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the
     BUYER's REPRESENTATIVE of the names of the persons who are from time to time authorized by the BUILDER for this purpose.

     It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER's reasonable discretion in view of the construction schedule of the VESSEL.

     In the event that the BUYER'S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER'S
     REPRESENTATIVE in such respect, either the BUYER or the BUILDER may seek an opinion of the CLASSIFICATION SOCIETY. The CLASSIFICATION SOCIETY shall determine whether or not a nonconformity with the provisions of this
     CONTRACT, the SPECIFICATIONS and the PLAN exists. If the CLASSIFICATION
     SOCIETY enters a determination in favour of the BUYER, then in such case the BUILDER shall correct such non conformity to the satisfaction of the
     CLASSIFICATION SOCIETY. If the CLASSIFICATION SOCIETY enters a determination in favour of the BUILDER, then the time for delivery of the
     VESSEL shall be extended for the period of delay in construction, if any, occasioned by the required time for the

                                     0410-13

     decision of the CLASSIFICATION SOCIETY.

3.   APPROVAL OF DRAWINGS

     (a)  The BUILDER shall submit to the BUYER four (4) copies of each of the plans and drawings to be submitted to the Buyer for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within fourteen (14) calendar days including mailing time after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

     (b)  When and if the BUYER'S REPRESENTATIVE shall have been sent by the
          BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER'S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

          The BUYER'S REPRESENTATIVE shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawing with his approval of comments written thereon, if any. Approval by the
          BUYER'S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

     (d)  In the event that the BUYER or the BUYER'S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the
          BUYER'S REPRESENTATIVE in accordance with this Article do not meet with the BUYER's or the BUYER'S REPRESENTATIVE's approval, the matter may be submitted by either party hereto for determination pursuant to
          Article XIII hereof. If the BUYER's comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

4.   SALARIES AND EXPENSES

     All salaries and expenses of the BUYER'S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER's account.

                                     0410-14

5.   RESPONSIBILITY OF THE BUILDER

     (a)  The BUILDER shall provide the BUYER'S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with access to telephone and facsimile facilities as may be necessary to enable the
          BUYER'S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER'S REPRESENTATIVE or his assistants.

          The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises or subcontractors.

          The BUYER'S REPRESENTATIVE or his assistants or employees shall observe the work's rules and regulations prevailing at the BUILDER's and its sub-contractor's premises. The BUILDER shall promptly provide to the BUYER'S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

     (b)  The BUYER'S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER'S REPRESENTATIVE or to his assistants or to the
          BUYER's employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER'S
          REPRESENTATIVE or his assistants of the BUYER's employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

                                     0410-15

6.   RESPONSIBILITY OF THE BUYER

     The BUYER shall undertake and assure that the BUYER'S REPRESENTATIVE shall carry out his duties hereunder in accordance with the normal shipbuilding practice and in such a way so as to avoid any unnecessary and unreasonable increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

     The BUILDER has the right to request the BUYER in writing to replace the
     BUYER's REPRESENTATIVE who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction together with reasons. The
     BUYER shall investigate the situation by sending its representative to the
     BUILDER's yard, if necessary, and if the BUYER considers that such
     BUILDER's request is justified, the BUYER shall effect the replacement as soon as conveniently arrangable.

7.   REPORT OF PROGRESS

     The BUYER is entitled to require the BUILDER to report the progress of the construction of the VESSEL on monthly basis.

                                                                (End of Article)

                                     0410-16

ARTICLE V : MODIFICATION, CHANGES AND EXTRAS

1.   HOW EFFECTED

     Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the
     SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this
     CONTRACT reasonably required as a result of such modifications or change.
     The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER's notification of the same to the BUYER, or, if, in the BUILDER's reasonable judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

     The BUILDER, however, agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the
     SPECIFICATIONS and the PLAN may be effected by exchange of letters or telexes or cables or facsimiles manifesting the agreement.

     The letters, telexes, cable and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built.
     Upon consummation of such an agreement to modify and change the
     SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the
     VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.   SUBSTITUTION OF MATERIAL

     If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this
     CONTRACT can not be procured in time to meet the BUILDER's construction schedule for the VESSEL, and subject that the BUILDER acting prudently, had ordered all required items on time, the BUILDER may supply, subject to the
     BUYER's prior approval, other materials, machinery or equipment of

                                     0410-17

     equal quality and effect capable of meeting the requirements of the
     CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply, and such substitution of materials shall be at no extra cost to the BUYER and shall not delay the delivery of the VESSEL. If there is any gain, same will be to the benefit of the BUYER. In any event, the BUILDER shall exercise due diligence to procure all materials in a timely manner. The BUYER's approval shall have no effect whatsoever on the BUILDER's undertakings in respect of the
     Contract. The BUYER may research the availability of alternative materials and propose the use of same to the BUILDER who shall reasonably evaluate such proposals for use in construction.

3.   CHANGES IN RULES AND REGULATIONS

     If the specified rules and regulations with which the construction of the
     VESSEL is required to comply are altered or changed by the CLASSIFICATION
     SOCIETY or bodies authorized to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within twenty one (21) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

     The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to:

     (a)  any increase or decrease in the CONTRACT PRICE of the VESSEL that is necessary due to by such compliance;

     (b)  any extension or advancement in the Delivery Date of the VESSEL that is necessary due to by such compliance;

     (c)  any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

     (d)  adjustment of the speed requirements if such compliance results in any increase or reduction in the speed; and

     (e)  any other alterations in the terms of this CONTRACT or of the
          SPECIFICATIONS or the PLANS or both, if such compliance makes such alterations of the terms necessary.

                                     0410-18

     Any delay in the construction of the VESSEL caused by the BUYER's delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the
     SPECIFICATIONS and the PLAN.

     The BUILDER shall assist to the best of its efforts to minimize the consequence hereof to the BUYER.

                                                                (End of Article)

                                     0410-19

ARTICLE VI : TRIALS AND COMPLETION

1.   NOTICE

     The BUILDER shall notify the BUYER in writing or by cable, telex or facsimile at least thirty (30) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the
     VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run by telex, cable or facsimile.

     The BUYER'S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER'S REPRESENTATIVE fail to be present after the BUILDER's due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER'S
     REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly issued by the
     BUILDER and the representative of the CLASSIFICATION SOCIETY that the
     VESSEL, after the trial run, subject to minor alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this
     CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.   WEATHER CONDITION

     In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run can not be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the
     VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

3.   HOW CONDUCTED

     All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation.
     The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfillment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

                                     0410-20

     The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER's judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4.   CONSUMABLE STORES

     The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required)
     to bring the VESSEL to the trial load draft, as specified in the
     SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier's name for lubricating oil and greases before the keel laying of the VESSEL, provided that the supplier shall be acceptable to the
     BUILDER and/or the makers of all the machinery.

     Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER's purchase price, as evidenced by vouchers, for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER's purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.   ACCEPTANCE OR REJECTION

     (a)  If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs have been made. Any important spare parts for the VESSEL's operation used in connection with such repairs are to be replaced with new parts at the BUILDER's cost prior to delivery.

     (b)  However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the
          BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by cable, telex or facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made. The
          BUILDER shall take proper steps to

                                     0410-21

          remedy the same and carry out further re-trial runs as may be necessary without extra cost to the BUYER so as to insure full conformity with the requirements of this CONTRACT and the
          SPECIFICATIONS.

          The BUYER shall, within three (3) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by cable, telex or facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

     (c)  Save as above provided, the BUYER shall, within three (3) days after completion of the trial run, notify the BUILDER in writing or by cable, telex or facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

          If the BUILDER is in agreement with the BUYER's determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfillment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary.

          Upon completion of correction of such non-conformity, if the
          CLASSIFICATION SOCIETY request a second trial run to prove that such non-conformity has been corrected, the BUILDER shall give the BUYER three (3) days' notice of the second trial. The BUYER shall, within three (3) days after completion of such tests and/or trials, notify the BUILDER in writing or by cable, telex or facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

     (d)  Any dispute between the BUILDER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the Specifications shall be submitted for final decision by the
          CLASSIFICATION SOCIETY.

     (e)  However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

6.   EFFECT OF ACCEPTANCE

     The BUYER's written, telexed, cabled or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL

                                     0410-22

     with the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the
     BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

     If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the
     BUILDER from exercising any and all rights which the BUILDER has under this
     CONTRACT if the BUILDER disagrees with the BUYER's rejection of the VESSEL or any reasons given for such rejections, including arbitration provided in
     Article XIII hereof.

     If, at the time of delivery of the VESSEL, there are deficiencies on the
     VESSEL, such deficiencies should be resolved in such way that if the deficiencies are of minor importance and do not affect the safety or the operation of the VESSEL, its crew, passengers or cargo, the BUILDER shall be nevertheless entitled to tender the VESSEL for delivery and the BUYER shall be nevertheless obliged to take delivery of the VESSEL, provided that:

     (i)  the BUILDER shall for its own account remedy the deficiency and fulfill the requirements as soon as possible, to the satisfaction of the BUYER or

     (ii) if elimination of such deficiencies will affect timely delivery of the
          VESSEL, then the BUILDER shall indemnify the BUYER for any direct cost reimbursement in association with remedying these minor
          non-conformities elsewhere from Korea as a consequence thereof.

     The estimated costs will be deducted from the final payment or the BUILDER shall provide a bank guarantee to cover such costs.

                                                                (End of Article)

                                     0410-23

ARTICLE VII: DELIVERY

1.   TIME AND PLACE

     The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on 31st January, 2007 (hereinafter called the "DELIVERY
     DATE") after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

     The BUILDER shall give an approximate notice to the BUYER of the expected date of delivery, on or before thirty (30) calendar days and twenty (20)
     calendar days prior to scheduled delivery date. A preliminary notice shall be given to the BUYER at least two (2) months prior to the scheduled delivery date.

2.   WHEN AND HOW EFFECTED

     Provided that each the BUILDER and BUYER shall have fulfilled all of their obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which shall be prepared in duplicate and signed by each of the parties hereto.

3.   DOCUMENTS TO BE DELIVERED TO THE BUYER

     Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned
     PROTOCOL OF DELIVERY AND ACCEPTANCE:

     (a)  PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

     (b)  PROTOCOL OF INVENTORY of the equipment of the VESSEL, including share parts, all as specified in the SPECIFICATIONS,

                                     0410-24

     (c)  PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4. hereof,

     (d)  FINISHED DRAWINGS AND PLANS, MANUALS AND INSTRUCTION BOOKS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

     (e)  ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

          (i)    Classification Certificate

          (ii)   Safety Construction Certificate

          (iii)  Safety Equipment Certificate

          (iv)   Safety Radiotelegraphy Certificate

          (v)    International Loadline Certificate

          (vi)   International Tonnage Certificate

          (vii)  BUILDER's Certificate

          (viii) De-ratting Exemption Certificate

          (ix)   IOPP Certificate

          However, it is agreed by the parties that if the Classification
          Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued and in any event before the expiry of the provisional certificates.

     (f)  DECLARATION OF WARRANTY of the BUILDER that on the date of delivery the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this Contract.

                                     0410-25

     (g)  COMMERCIAL INVOICE with main particulars of the VESSEL, made by the
          BUILDER,

     (h)  BILL OF SALE made by the BUILDER, duly notarially attested and apostilled.

     (i)  BUILDER's CERTIFICATE, duly notarially attested and apostilled.

4.   TENDER OF THE VESSEL

     If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.   TITLE AND RISK

     Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI. 5 (d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or
     Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER's supplies as provided in Article XII shall remain with the BUYER and the BUILDER's responsibility for such BUYER's supplies shall be as described in Article XII.2.

6.   REMOVAL OF THE VESSEL

     The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the
     BUYER, unless prevented from doing so by any circumstances beyond BUYER's reasonable control, then, in such event, the BUYER shall pay to the BUILDER the reasonable moving and mooring charges of the VESSEL.

                                                                (End of Article)

                                     0410-26

ARTICLE VIII : DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.   CAUSES OF DELAY

     If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, or delays or defects in the BUYER's supplies as stipulated in Article XII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the
     BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER's other commitments resulting from any such causes as described in this
     Article which in turn delay the construction of the VESSEL or the BUILDER'S performance under the CONTRACT, or delays caused by the CLASSIFICATION
     SOCIETY or the BUYER's faulty action or omission, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which, under the terms of this CONTRACT, authorise and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, then, and in any such case PROVIDED THAT:

     (a)  such delay or event has not been caused by any negligence or intentional act of the BUILDER or its sub-contractors; and

     (b)  the BUILDER shall use all reasonable efforts to prevent or minimise any delay in the construction of the VESSEL resulting from such events
          (including, but without limitation, the obtaining of items from alternative sources and the introduction of overtime) the Delivery
          Date of the VESSEL under this CONTRACT shall be extended for a period of time equal to the delay in the Delivery Date so caused but which shall not exceed the total accumulated time of all such delays.

     Should several causes of force majeure occur during the same period of time, the resulting delay shall not be the sum of delays resulting from each individual case.

                                     0410-27

2.   NOTICE OF DELAYS

     Within five (5) days after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by telex, cable or facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within one (1) week after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by telex, cable or facsimile of the date that such delay ended, the steps taken by the BUILDER to mitigate such delay and shall specify the maximum period of time by which an extension to the DELIVERY DATE is claimed. Failure of
     BUILDER to give said advices to the BUYER shall bar the BUILDER from later claiming that the said delays were caused by reason of any one or more of the events referred to in this Article and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER's notification of any claim for extension of the date for delivery of the
     VESSEL within ten (10) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.   RIGHT TO CANCEL FOR EXCESSIVE DELAY

     If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii)
     the BUYER's defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER's supplies as stipulated in Article XII, aggregates three hundred (300) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

     If the BUYER has not served the notice of cancellation as provided in the above or Article III. 1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either three hundred (300) days in case of the delay in this Paragraph or one hundred and eighty (180) days in case of the delay in Article III. 1, notify the
     BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by telex, cable or facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within seven (7) days after receipt of such demand make
     and

                                     0410-28

     notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

     (a)  Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

     (b)  If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III. 1.

     If the BUYER shall not make an election within seven (7) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.   DEFINITION OF PERMISSIBLE DELAYS

     Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorized delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

                                                                (End of Article)

                                     0410-29

ARTICLE IX : WARRANTY OF QUALITY

1.   GUARANTEE OF MATERIAL AND WORKMANSHIP

     The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL, her hull and machinery, and all parts and equipment thereof that are manufactured or furnished or supplied by the BUILDER or its subcontractors under this CONTRACT against all defects which are due to inadequate or faulty design, defective materials, construction miscalculation and/or poor workmanship on the part of the BUILDER or its subcontractors.

     The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph.

     If the warranties given by the suppliers and/or subcontractors have a validity in excess of twelve (12) months period as set forth in this
     CONTRACT, then, such warranties shall be assigned to the BUYER.

2.   NOTICE OF DEFECTS

     The BUYER or its duly authorized representative will notify the BUILDER in writing or by telex, cable or facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

     The BUYER's written notice shall include full particulars as to the nature of the defect and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, cable or telex or facsimile advice received by the BUILDER within three (3)
     days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such cable or telex or facsimile advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than fifteen (15) days after the expiry date.

                                     0410-30

3.   REMEDY OF DEFECTS

     (a)  The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary and reasonably practicable repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) herein below.

          In such case, the VESSEL shall be taken at the BUYER's cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the BUYER's getting and keeping the VESSEL ready for such repairing or replacing.

     (b)  However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL under the terms described in (c)
          hereinbelow, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL.
          In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by telex, cable or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by telex, cable or facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the
          BUILDER's acceptance of the defects as justifying remedy under this
          Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the cost of making the same repairs or replacements at the SHIPYARD

          The guarantee period for parts of the VESSEL's hull, her machinery and/or her equipment repaired or replaced by the BUILDER shall be extended for a further period of six (6) months always provided that this six (6) months guarantee does not expire before the original twelve (12) months guarantee. The guarantee for parts required or replaced shall not in any way extend beyond eighteen (18) months from the delivery date of the VESSEL.

                                     0410-31

     (c)  In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of F.O.B. port of the country where they are to be purchased.

     (d)  The BUILDER reserves the option to retrieve, at the BUILDER's cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

     (e)  Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.   EXTENT OF THE BUILDER'S LIABILITY

     (a)  After delivery of the VESSEL the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in this Article.
          Except as expressly provided in this Article, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the
          VESSEL. Further, but without in any way limiting the generality of this Article, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

     (b)  The BUILDER shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above, nor in any event shall the BUILDER be liable for any worsening of defects after the expiry date of the guarantee.

     (c)  The BUILDER shall under no circumstances be liable for defects in the
          VESSEL or any part of equipment thereof caused by perils of the sea, rivers or navigation, or normal wear and tear, or fire or accidents at sea or elsewhere or by mismanagement, accident, negligence, willful neglect, alteration or addition on the part of the BUYER, its employees or agents on or doing work on the VESSEL, including the
          VESSEL's officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs which

                                     0410-32

          were made by other than the BUILDER at the discretion of the BUYER as hereinabove provided.

     (d)  The liability of the BUILDER provided for in this Article shall be limited to defects directly caused by defective materials, construction miscalculation design and/or poor workmanship as above provided. The BUILDER shall not be obliged to repair, not be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified above. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER.

5.   GUARANTEE ENGINEER

     The BUILDER may at the request of the BUYER appoint a guarantee engineer to serve on the VESSEL as its representative for a period of three (3) months from the date the VESSEL is delivered. However, if the BUYER shall deem it necessary to keep the guarantee engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said three (3) months, but no longer than twelve (12) months from the delivery of the VESSEL.

     The BUYER and its employees shall give such guarantee engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.

     The BUYER shall accord the guarantee engineer treatment comparable to the
     VESSEL's chief engineer and shall provide board and lodging at no cost to the BUILDER or the guarantee engineer. While the guarantee engineer is on board the VESSEL, the BUYER shall pay to the BUILDER a sum of U.S. Dollars
     Five Thousand (US$ 5,000) per month, the expenses of his repatriation to
     Ulsan, Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL's hospital. The BUILDER and the BUYER shall, prior to delivery of the VESSEL, execute a separate agreement regarding the guarantee engineer.

                                                                (End of Article)

                                     0410-33

ARTICLE X : PAYMENT

1.   CURRENCY

     All payments under this CONTRACT shall be made in United States Dollars.

2.   TERMS OF PAYMENT

     The payments of the CONTRACT PRICE shall be made in installments as follows.

     (a)  First Instalment

          U.S. Dollars One Million Seven Hundred Four Thousand Three Hundred
          Seventy Five only (US$ 1,704,375-) shall be paid within seven (7)
          business days after the date hereof and after receipt of the original
          Letter of Refund Guarantee or authenticated bank cable in accordance with this Article.

          Under this CONTRACT, in counting the business days, only Saturdays and
          Sundays are excepted. When a due date falls on a day when banks are not open for business in Piraeus, London, New York or Seoul such due date shall fall due upon the first business day next following.

     (b)  Second Instalment

          U.S. Dollars One Million Seven Hundred Four Thousand Three Hundred
          Seventy Five only (US$ 1,704,375-) shall be paid within six (6) months after signing of this CONTRACT.

     (c)  Third Instalment

          U.S. Dollars One Million Seven Hundred Four Thousand Three Hundred
          Seventy Five only (US$ 1,704,375-) shall be paid within five (5)
          business days of receipt by the BUYER of a telexed, cabled or facsimiled notice from the BUILDER with written confirmation of the
          CLASSIFICATION SOCIETY confirming that steel cutting has been started, but not earlier than eleven (11) months prior to the DELIVERY DATE.

     (d)  Fourth Instalment

          U.S. Dollars Three Million Four Hundred Eight Thousand Seven Hundred
          Fifty only (US$ 3,408,750-) shall be paid within five (5) business days of receipt by the BUYER of a telexed, cabled or facsimiled notice from the BUILDER with written confirmation

                                     0410-34

          of the CLASSIFICATION SOCIETY confirming that the first keel block has been laid, but not earlier than seven (7) months prior to the DELIVERY
          DATE.

     (e)  Fifth Istalment

          U.S. Dollars One Million Seven Hundred Four Thousand Three Hundred
          Seventy Five only (US$ 1,704,375-) shall be paid within five (5)
          business days of receipt by the BUYER of a telexed, cabled or facsimiled notice from the BUILDER with written confirmation of the
          CLASSIFICATION SOCIETY confirming that the VESSEL has been launched, but not earlier than four (4) months prior to the DELIVERY DATE.

     (f)  Sixth Instalment

          U.S. Dollars Twenty Five Million Two Hundred Six Thousand Seven
          Hundred Fifty only (US$ 25,206,750-) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and
          V of this CONTRACT shall be paid by the BUYER to the BUILDER concurrently with the delivery of the VESSEL as evidenced by the execution of the BUILDER and the BUYER of the Protocol of Delivery and
          Acceptance.

     It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof.

3.   DEMAND FOR PAYMENT

     At least fourteen (14) days prior to the date of each event provided in
     Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the BUILDER shall notify the BUYER by telex, cable or facsimile of the date such payment shall become due.

     The BUYER shall immediately acknowledge receipt of such notification by telex, cable or facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER's said acknowledgement within three (3) days after

                                     0410-35

     sending the aforementioned notification, the BUILDER shall promptly telex, cable or facsimile to the BUYER a second notification of similar import.
     The BUYER shall immediately acknowledge by telex, cable or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.   METHOD OF PAYMENT

     (a)  All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows;

          (i)  The payment of the first, second, third, fourth and fifth instalments shall be made to the account of Hyundai Mipo
               Dockyard Co., Ltd. (hereinafter called the "HMD") with the
               Export-Import Bank of Korea, Head Office, Seoul, Korea
               (hereinafter called "KEXIM"), Account No. 04-029-695 at the
               Deutsche Bank Trust Company Americas, New York N.Y. 10015, USA
               (hereinafter called the "DBTC, N.Y.") in favour of HMD under advice by telefax or telex, including swift, to KEXIM, Korea by the remitting Bank.

          (ii) The BUYER or its financing bank shall make an irrevocable cash deposit in the name of the BUYER or its financing bank at KEXIM, for a period of thirty (30) days covering the amount of the sixth installment, with irrevocable instructions that the said
               instalment is payable to the HMD against presentation by the
               BUILDER to the KEXIM of a faxed copy of the original PROTOCOL OF
               DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER's authorized representative. If the delivery of the
               VESSEL is not effected on or before the expiry of the aforesaid thirty (30) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However, when the new scheduled delivery date is notified to the BUYER by the BUILDER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

     (b)  Simultaneously with each of such payments, the BUYER shall advise the
          BUILDER of the details of the payments by telex, cable or facsimile and at the same time, the BUYER shall cause the BUYER's remitting Bank to advise the Bank of the details of such payments by authenticated bank cable or telex.

                                     0410-36

5.   REFUND BY THE BUILDER

     The payments made by the BUYER to the BUILDER prior to delivery of the
     VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT or, except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this
     CONTRACT specifically permitting the BUYER to do so, the BUILDER shall, within twenty (20) days of receipt of BUYER's notice, refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the
     BUILDER in advance of delivery together with interest thereon as herein provided.

     The transfer and other bank charges of such refund shall be for the
     BUILDER's account. The interest rate of the refund, as above provided, shall be six per cent (6%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund.

     It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this
     CONTRACT and not by way of compensation for use of money.

     If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER's supplies as stipulated in Article
     XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.   TOTAL LOSS

     If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

     (a)  to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable price and time for the construction of such vessel in place of the lost VESSEL; or

     (b)  to refund to the BUYER the full amount of the total sums paid by the
          BUYER to the

                                     0410-37

          BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

     If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.   DISCHARGE OF OBLIGATIONS

     Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other (other than any obligations of the BUYER in respect of facilities afforded to the BUYER'S
     REPRESENTATIVE) under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be made by telegraphic transfer to the account specified by the BUYER.

8.   REFUND GUARANTEE

     The BUILDER shall furnish the BUYER at least seven (7) business days prior to the payment of the first instalment with an assignable, irrevocable and unconditional letter of guarantee issued by the KEXIM for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form and tenor as annexed hereto as
     Exhibit "A".

     All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER.

9.   PERFORMANCE GUARANTEE

     Within seven (7) business days upon receipt of the Refund Guarantee as provided in para (8) hereinabove, the BUYER shall provide the BUILDER with an irrevocable and unconditional Letter of Guarantee issued by a Guarantor acceptable to the BUILDER for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, the payment of the CONTRACT PRICE and taking delivery of the VESSEL in the substantially similar form and tenor as annexed hereto as Exhibit "B"

                                                                (End of Article)

                                     0410-38

ARTICLE XI : BUYER'S DEFAULT

1.   DEFINITION OF DEFAULT

     The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

     (a)  If the first, second, third, fourth or fifth instalment is not paid to the BUILDER within respective DUE DATE of such instalments; or

     (b)  If the sixth instalment is not deposited in accordance with Article
          X.4.(a)(ii) hereof or if the said sixth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a copy of the original PROTOCOL OF DELIVERY AND ACCEPTANCE; or

     (c)  If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of
          Article VII hereof; or

     (d)  If a petition is filed or an order is made or an effective resolution is passed for the winding up or dissolution of the BUYER or a Receiver is appointed of the undertaking or property of the BUYER or any similar process or proceeding is initiated under the laws of any relevant jurisdiction, or the BUYER generally suspends payment or ceases to carry on its business or makes any special arrangement or composition with its creditors.

     In case the BUYER is in default of any of its obligations under this
     CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.   EFFECT OF THE BUYER'S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

     If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then;

     (a)  The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

                                     0410-39

     (b)  The BUYER shall pay to the BUILDER interest at the rate of six per cent (6%) per annum in respect of the instalment(s) in default from the respective DUE DATE-to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

     (c)  If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the
          VESSEL, the BUILDER shall, in writing or by telex, cable or facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by telex, cable or facsimile to the BUILDER that such notification has been received.

     (d)  If any of the BUYER's default continues for a period of fourteen (14)
          days after the BUILDER's notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a telex, cable or facsimile notice of rescission confirmed in writing.

     (e)  In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER's default as provided for in paragraph 1 above, the
          BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER's loss and damage due to the BUYER's default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

          The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows:-

               First, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at six per cent
               (6%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the
               BUYER's default.

               Second, if the VESSEL has been completed, in or towards
               satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at six per cent
               (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of

                                     0410-40

               construction of the VESSEL, including work, labour and materials plus interest thereon at six per cent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

               Third, the balance of the proceeds, if any, shall belong to the
               BUYER, and shall forthwith be paid over to the BUYER by the
               BUILDER.

     In the event of the proceeds from the sale together with instalment(s)
     retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

3.   BUILDER'S DEFAULT

     The BUILDER shall be deemed to be in default under this Contract, if a petition is filed or an order is made or an effective resolution is passed for the winding up or dissolution of the BUILDER or a Receiver is appointed of the undertaking or property of the BUILDER or any similar process or proceeding is initiated under the laws of any relevant jurisdiction, or the
     BUILDER generally suspends payment or ceases to carry on its business or makes any special arrangement or composition with its creditors.

     In the event of such BUILDER's default as aforesaid, the BUYER may, at its option, thereafter at any time be entitled (but not bound) to rescind this
     Contract, but this clause shall not limit any other rights or remedy the
     BUYER may have in this Contract and/or at law, at equity or otherwise.

                                                                (End of Article)

                                     0410-41

ARTICLE XII : BUYER'S SUPPLIES

1.   RESPONSIBILITY OF THE BUYER

     The BUYER shall, at its cost and expense, supply all the BUYER's supplies, if any, (hereinafter called the "BUYER'S SUPPLIES"), to the BUILDER at the
     SHIPYARD in a condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

     In order to facilitate the installation of the BUYER'S SUPPLIES by the
     BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the
     BUILDER and shall cause the representative(s) of the makers of the BUYER'S
     SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

     The BUYER shall be liable for any reasonable expense incurred by the
     BUILDER for repair of the BUYER'S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

     Commissioning into good order of the BUYER'S SUPPLIES during and after installation on board shall be made at the BUYER's expense by the representative of respective maker of the person designated by the BUYER in accordance with the BUILDER's building schedule.

     Should the BUYER fail to deliver to the BUILDER the BUYER'S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all direct losses and damages (not including consequential damages, indirect damages or loss of profit) sustained by the
     BUILDER due to such delay in the delivery of the BUYER'S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have:

     (a)  furnished the BUYER with the time schedule referred to above, two (2)
          months prior to installation of the BUYER'S SUPPLIES and

     (b)  given the BUYER written notice of any delay in delivery of the BUYER'S
          SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the
          BUILDER under this Paragraph.

                                     0410-42

     Furthermore, if the delay in delivery of the BUYER'S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items
     (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.   RESPONSIBILITY OF THE BUILDER

     The BUILDER shall be responsible for storing, safekeeping and handling the
     BUYER'S SUPPLIES, if any, which the BUILDER is required to install on board the VESSEL after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUYER's expense.

     The BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER'S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER'S
     SUPPLIES. If any of the BUYER'S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to willful conduct, default or negligence on its part, be responsible for such loss or damage.

                                                                (End of Article)

                                     0410-43

ARTICLE XIII : ARBITRATION

1.   APPOINTMENT OF THE ARBITRATOR

     If any dispute or difference shall arise between the parties hereto concerning any matter or thing herein contained, or the operation or construction thereof, or any matter or thing in any way connected with this
     CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, the dispute or difference shall be referred to arbitration in London by a sole arbitrator.
     The arbitrator shall be appointed by agreement within fourteen (14) days of first notification of either party to the other of intention to arbitrate such dispute or difference, or in default of such agreement, upon the application of either of the parties, by the President for the time being of the London Maritime Arbitrators Association who shall in making any such appointment have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any arbitrator so appointed for an early hearing date.

2.   LAWS APPLICABLE

     Any arbitration arising hereunder shall be governed by and conducted in accordance with the Arbitration Act 1996 of England or any statutory modification or re-enactments thereof for the time being in force. The award of the arbitrator shall be final and binding upon parties hereto.

3.   PROCEEDINGS

     In the event of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the BUYER of the VESSEL being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

     (a)  The claimant in the arbitration to serve points of claim within twenty one (21) days of the appointment of the arbitrator.

     (b)  The respondent in the arbitration to serve points of defense and points of counterclaim, if any, within twenty one (21) days thereafter.

     (c)  The claimant to serve points of reply and defense to counterclaim, if any, within ten (10)

                                     0410-44

          days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the arbitrator.

4.   ALTERATION OF DELIVERY OF THE VESSEL

     In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

                                                                (End of Article)

                                     0410-45

ARTICLE XIV : SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be assigned to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this
CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER's obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

It is expressly agreed that the BUYER may freely assign the CONTRACT at any time to a bank or other financial institution for purpose of securing the BUYER'S financing without a consent of the BUILDER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER

                                                                (End of Article)

                                     0410-46

ARTICLE XV : TAXES AND DUTIES

1.   TAXES:

     Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.   DUTIES:

     The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this
     CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

     The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the
     VESSEL which are not absolutely required for the construction or operation of the VESSEL.

                                                                (End of Article)

                                     0410-47

ARTICLE XVI : PATENTS, TRADEMARKS AND COPYRIGHTS

1.   PATENTS, TRADEMARKS AND COPYRIGHTS

     Machinery and equipment of the VESSEL, whether made or furnished by the
     BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

     Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.   RIGHTS TO THE SPECIFICATIONS, PLANS, ETC.

     The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL.

                                                                (End of Article)

                                     0410-48

ARTICLE XVII : INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

                                                                (End of Article)

                                     0410-49

ARTICLE XVIII : NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail, cable, telex or facsimile and shall be deemed to be given when first received whether by registered mail, cable, telex or facsimile. They shall be addressed as follows, unless and until otherwise advised:

To the BUILDER : HYUNDAI MIPO DOCKYARD CO., LTD.
                 1381, Bangeo-Dong, Dong-Ku, Ulsan 682-712, Korea

                 Attention: Mr. S. W. Kwon / Contract Administration Dep't.
                 Tel: 82 52 250 2051
                 Facsimile: 82 52 250 3060

To the BUYER   : APOLLONAS SHIPPING COMPANY
                 C/O BARCLAY SHIPPING LTD.
                 3, Iassonos Street, Piraeus 185 37, Greece

                 Attention : Mr. G. Ventouris
                 Tel  30 210 458 4950
                 Facsimile: 30 210 428 5679

The said notices shall become effective upon receipt of the letter, cable, telex or facsimile communication by the receiver thereof. Where a notice by telex, cable or facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the telex, cable or facsimile.

                                                                (End of Article)

                                     0410-50

ARTICLE XIX : EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

                                                                (End of Article)

                                     0410-51

ARTICLE XX : EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

                                                                (End of Article)

                                     0410-52

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed in duplicate on the date and year first above written.

BUYER                                   BUILDER

For and on behalf of                    For and on behalf of
APOLLONAS SHIPPING COMPANY              HYUNDAI MIPO DOCKYARD CO., LTD.

By /s/ Evangelos Bairactaris            By /s/ S. Joh
   ----------------------------------      -------------------------------------
Name: Evangelos Bairactaris             Name: S. Joh
Title: Attorney-in-Fact                 Title: Attorney-in-Fact

WITNESS: Illegible                      WITNESS: Illegible

/s/ Illegible                           /s/ Illegible
-------------------------------------   ----------------------------------------

                                     0410-53

                                   EXHIBIT "A"

                              LETTER OF GUARANTEE

Letter of Guarantee NO.: ______________

                                                     Date: _______________, 2004

Gentlemen:

     We hereby open our irrevocable letter of guarantee number _________________
in favour of (hereinafter called the "BUYER") for account of Hyundai Mipo
Dockyard Co., Ltd., Ulsan, Korea (hereinafter called the "BUILDER") as follows in connection with the shipbuilding contract dated ________________, 2004
(hereinafter called "CONTRACT") made by and between the BUYER and the BUILDER for the construction of _________________________ having the BUILDER's Hull No.
_______________ (hereinafter called the "VESSEL").

     If, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance payments made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee as prime obligator and not merely as a surety the repayment of the same to the BUYER within thirty (30)
days after demand not exceeding US$ (Say U.S. Dollars __________________________
___________________ only) together with interest thereon at the rate of
__________ per cent (__%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

     The amount of this guarantee will be automatically increased upon the
BUILDER's receipt of the respective instalment, each time by the amount of instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$
___________________________ (Say U.S. Dollars ________________ only) plus interest thereon at the rate of ____________ per cent (__%) per annum from the date following the date of the BUILDER's receipt of each instalment to the date of remittance by telegraphic transfer of the refund.

     This letter of guarantee is available (subject to the third paragraph hereof) against the BUYER's simple receipt and signed statement certifying that the BUYER's demand for refund has been made in conformity with Article X of the
CONTRACT and the BUILDER has failed to make the refund.

In case any refund is made to the BUYER by the BUILDER or by us under this
Letter of Guarantee, our liability hereunder shall be automatically reduced by the amount such refund.

                                     0410-54

     It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT and not by way of compensation for use of money.

     Notwithstanding the provisions hereinabove, in the event that within thirty
(30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the BUILDER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award.

     This letter of guarantee shall become null and void upon receipt by the
BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, this letter of guarantee shall be returned to us.

     This letter of guarantee is assignable and valid from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the CONTRACT.

     All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event, we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after any such deduction or withholding shall equal the amount which would have been received had no such deduction or withholding been required to be made.

     We hereby confirm that we are permitted by the law of the Republic of Korea to issue guarantee with this wording and especially to designate English law and
London as place of jurisdiction. We hereby confirm that we have obtained all necessary approvals and authorizations to issue this Letter of Guarantee and that we are authorized to effect payment thereunder in foreign currency in case of utilization.

     This guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England and appoints __________________________ to receive service of proceedings in such courts on its behalf.

                                     0410-55

                                        Very truly yours,

                                        for and on behalf of

                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                     0410-56

                                   EXHIBIT "B"

Hyundai Mipo Dockyard Co., Ltd.
1381, Bangeo-Dong, Dong-Ku,
Ulsan, 682-712                                      Date: _________________,2004
Korea

                              PERFORMANCE GUARANTEE

Gentlemen,

     In consideration of your executing a shipbuilding contract (hereinafter called the "CONTRACT") dated ________________________, 2004 with
_______________________________ (hereinafter called the "BUYER") providing for the construction of ________________________________________ having the
BUILDER's Hull No. _____________ (hereinafter called the "VESSEL"), and providing, among other things, for payment of the contract price amounting to
United States Dollars _________________ only (US$___________________) for the
VESSEL, prior to, upon and after the delivery of the VESSEL, the undersigned, as a primary obligor and not as a surety merely, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the
CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the contract price (whether on account of principal, interest or otherwise) by the
BUYER to you, your successors and assigns under the CONTRACT, notwithstanding any obligation of the BUYER being or becoming unenforceable by defect in or want of its powers, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER) and confirms that this guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the
BUYER in accordance with the terms of the CONTRACT. This guarantee will expire on delivery of the VESSEL to the BUYER.

     The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

     The payment by the undersigned under this guarantee shall be made forthwith upon receipt by us of written demand from you including a statement that the
BUYER is in default of payment of the amounts (including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL) that were due under the CONTRACT, without requesting you

                                     0410-57

to take any or further procedure or step against the BUYER. In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal to the amount that would have been received if such deduction or withholding were not required.

     This guarantee shall be governed by and interpreted in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the Courts of England and appoints ____________________________
to receive service of proceedings in such courts on its behalf.

                                        Very truly yours,

                                        For and on behalf of

                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                     0410-58